EXHIBIT 10.15
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), is made and entered into this 13th day of November, 2019 (the "Effective Date"), by and between Genomic Health International Sari ("Company") and Torsten Hoof ("Employee") (collectively, the "Parties").
WHEREAS, Employee and Company are parties to an Employment Agreement with an effective date of 1 September, 2017, as amended effective 11 September, 2017 (the "Employment Agreement"); and
WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger between Genomic Health, Inc. ("GHI") and Exact Sciences Corporation ("Exact"), dated July 28, 2019 (the "Merger Agreement"), Exact will acquire GHI as a wholly owned subsidiary of Exact; and
WHEREAS, the Parties wish to amend the Employment Agreement as set forth herein in connection with the merger of GHI and Exact.
NOW THEREFORE, in consideration of the foregoing recitals and intending to be legally bound hereby, Company and Employee agree as follows:
1.Section 1.1 of the Employment Agreement shall be amended and restated in its entirety, as follows:
1.1 Title
The Company will employ the Employee as General Manager, International.
2.The second paragraph of Section 6.1 shall be amended and restated in its entirety as follows:
The Employee may be entitled to annual variable compensation of an indicative value of sixty percent (60%) of the Base Salary, subject to statutory deduction, if any, if and only to the extent that the conditions fixed in the Genomic Health Corporate Bonus Plan (as amended from time to time in Genomic Health, Inc.'s sole discretion) are satisfied.
3.Article 6 of the Employment Agreement is amended by adding the following new Section 6.4 to the end thereof.
6.4 One-time Retention Equity Award
Pursuant to the terms and conditions of the Retention Equity Award Letter attached hereto as Exhibit A, including the return of an executed copy of such letter as described therein, Employee will be eligible to receive a one-time retention equity award in November, 2019.
4.Article 9 of the Employment Agreement is amended and replaced in its entirety as follows:
9.1 The Company will comply with the Swiss Data Protection Act, as amended ("DPA"). The Company will only collect personal data of the Employee insofar as necessary for the execution and performance of the Employment and the obligations resulting therefrom or if required to do so by law. Specifically, the Company reserves the right to:
9.1.1 obtain, keep, use and produce records containing information about the Employee for administrative, management, analysis and assessment purposes, in connection with recruitment, employment and remuneration both in the Employee's personnel file and on the Company's computer system. The Company will only use information held about the

Employee in ways that are consistent with the employment relationship, the operation of the Company's business, and the principles of the DPA;
9.1.2 obtain, keep, produce and use personal data relating to the Employee's necessary health information for the administration of the Company's sick pay scheme or other reasonable administrative purposes, and for complying with statutory obligations;
9.1.3 obtain, keep produce and use personal data relating to details of alleged offenses committed by the Employee where the details have a direct bearing on the employment relationship; and
9.1.4 disclose information about the Employee to third parties when necessary for the Employment, for the administration of this Agreement and its Exhibit, or when required pursuant to applicable law.
9.2 The Employee herewith agrees that personal data may be transferred to any of the Company's affiliated entities (including, but not limited to, parent companies or subsidiaries), and to further third parties (including, but not limited to companies processing data or providing necessary employment related services to the Company, its parents, subsidiaries, or affiliates) within and outside of Switzerland if such transfer is required in connection with the Employment, the execution of the Employment Agreement or its Exhibit, the performance of any obligations resulting from the Employment, the work organization of the Company or otherwise required by Swiss law or the laws of any other relevant jurisdiction. Where the disclosure or transfer is to a country outside of Switzerland or the European Economic Area ("EEA"), the Company will take steps to facilitate that the Employee's rights and freedoms in relation to the processing of the relevant personal data are adequately protected.
9.3 In signing this Amendment, the Employee consents to the Company carrying out the processing of personal data described in this Section.
5.The Employment Agreement is amended by adding the following new Article 17 to the end thereof.
Article 17
Changes to Employment - Waiver
17.1 Waiver
Employee acknowledges and agrees that, notwithstanding anything to the contrary in that certain Agreement and Plan of Merger between Genomic Health, Inc. and Exact Sciences Corporation ("Exact"), dated July 28, 2019 (the "Merger Agreement") and the Genomic Health, Inc. Severance Plan For Executive Management (International Version) (the "Severance Plan") or any other agreement between Employee and the Company, Genomic Health, Inc. or Exact (or any of their respective affiliates), (i) none of the changes in the terms and conditions of Employee's employment in connection with the transactions contemplated by the Merger Agreement shall constitute "Good Reason" for purposes of the Merger Agreement, the Severance Plan, or any other agreement between Employee and the Company, Genomic Health, Inc. or Exact (or any of their respective affiliates) or just cause for termination pursuant to Art. 337 of the Swiss Code of Obligations; and (ii) the letter attached to this Agreement as Exhibit A sets forth all rights the Employee may have with respect to the Retention Equity Award upon a termination of Employee's employment with the Company, Genomic Health, Inc. or Exact (or any of their respective affiliates), and Employee shall not have any additional rights with respect to the Retention Equity Award upon any such termination of employment pursuant to the Merger Agreement, the Severance Plan or otherwise.
IN WITNESS WHEREOF, the Parties have executed this Second Amendment to the Employment Agreement as of the day and year first above written.

EMPLOYEE
/s/ Torsten Hoof
Torsten Hoof
GENOMIC HEALTH INTERNATIONAL SÀRL
By: /s/ D. Scott Coward
Name: D. Scott Coward
Title: Secretary

EXHIBIT A
RETENTION EQUITY AWARD LETTER

November 13, 2019
Torsten Hoof

Dear Torsten,
We are thrilled that you are becoming part of our team and will share in our mission to relentlessly pursue smarter answers that give people clarity to take life-changing action, earlier.
I'm excited to share important information about a one-time, Retention Equity Award1 that Exact is offering you in the context of its merger with Genomic Health, Inc. ("GHI") pursuant to the terms of that certain Agreement and Plan of Merger between GHI and Exact, dated July 28, 2019 (the "Merger Agreement").
As special consideration for your continued commitment to our shared goals and in recognition of your tremendous expertise and leadership in your position in the new, combined organization, we would like to grant you a one-time, retention equity award in November, 2019 (the "Retention Equity Award").
Terms and Conditions of the Award
For the one-time, Retention Equity Award, you will receive a grant of restricted stock units (RSUs) with a $250,000 target value in November 2019.
This award will be settled in a number of shares of Exact's common stock based on the 30-day trading average at the time of the grant and will vest in full on December 31, 2020 (unless your employment is terminated earlier by GHI or Exact (or any affiliate of GHI or Exact) without Cause, in which case the award will vest in full on the date of termination). You must remain employed by GHI or Exact (or any affiliate of GHI or Exact) at the time of the grant to be eligible for the award. You will see the annual stock award details, along with award agreements, in your Fidelity account when granted. The Retention Equity Award will not be granted if the closing of the merger of Exact Sciences and GHI does not occur prior to December 31, 2019.
Notwithstanding anything to the contrary in the Merger Agreement, the Genomic Health Severance Plan For Executive Management, as amended or the Genomic Health Severance Plan For Executive Management (International Version) (together, the "Severance Plans") or any other agreement between you and GHI or Exact (or any affiliate of GHI or Exact), upon a termination of employment for any reason prior to the vesting date, any then-unvested portion of the RSUs will be forfeited and immediately canceled upon such termination of employment unless otherwise provided in your award agreement.
Please return a signed copy of this letter to me within five (5) days of receiving this letter, indicating your agreement to the award outlined above and the terms and conditions set forth in this letter. By signing this letter:
•You acknowledge and agree that, notwithstanding anything to the contrary in the Merger Agreement, the Severance Plans or any other agreement between you and GHI or Exact (or any affiliate of GHI or Exact), (i) none of the changes in the terms and conditions of your employment in connection with the transactions contemplated by the Merger Agreement shall constitute "Good Reason" for purposes of the Merger Agreement, the Severance Plans, or any other agreement between you and GHI or Exact (or any affiliate of GHI or Exact) and (ii) this letter sets forth all rights you may have with respect to the Retention Equity Award upon a termination of your employment with GHI or Exact (or any affiliate of GHI or Exact), and you shall not have any additional rights with respect to the Retention Equity Award upon any such termination of employment pursuant to the Merger Agreement, the Severance Plans or otherwise.
•You do not waive any rights to severance under the Severance Plans if your employment is terminated (i) by Exact or the applicable employing subsidiary other than for Cause, as that term is defined in the applicable Severance Plan; or (ii) by you for Good Reason, as that term is defined in the applicable Severance Plan, as long as the facts underlying your assertion of Good Reason occurred other than in connection with the transactions contemplated by the Merger Agreement.
•You waive any right to a 2020 grant of Exact restricted stock units that might otherwise exist under the Merger Agreement.

I look forward to supporting you in your success at Exact. Thank you for your commitment to our important mission.
Best regards,
/s/ Sarah Condella
Sarah Condella
SVP, Human Resources
Agreed to by:
/s/ Torsten Hoof
Torsten Hoof

Dated

1 Additional terms and conditions for the Retention Equity Award, including terms and conditions regarding time of settlement, end of employment, transfer restrictions and other customary provisions, will be set forth in an award agreement provided to you at the time of grant. Certain terms and conditions are described under the "Terms and Conditions of the Award" section below